Exhibit 99.1

NEWS RELEASE

	Contacts:	Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO
361-664-0549

FOR IMMEDIATE RELEASE		DRG&E
Ken Dennard, Managing Partner
Ben Burnham, AVP
713-529-6600

Forbes Energy Services Clarifies Impact of Pennsylvania

Department of Environmental Protection Order

ALICE, TEXAS – June 10, 2010 – Forbes Energy Services Ltd. (TSX: FRB) today clarified the impact of yesterday’s order from Pennsylvania’s Department of Environmental Protection (“DEP”) to cease post-hydraulic fracturing services on its two workover rigs in the Marcellus Shale following an unexpected gas release on June 3, 2010.

The Company reports that it voluntarily and proactively idled the two rigs on June 4, 2010, and hired an independent third-party consulting firm, Bobby Jones and Associates, to investigate the incident. Forbes received the cease order on June 9, 2010, five days after idling the rigs. There were no injuries and no significant equipment damage from this incident in Clearfield County, Pennsylvania. There were approximately 834 barrels of salt water and flow back fluids released before the well was shut in, the majority of which was collected on site.

John Crisp, Forbes Energy’s President and Chief Executive Officer, stated, “We are committed to our employees’ safety and determining the cause of this incident so we can ensure that we provide a safe work place for our employees and protect the environment. While we took immediate action after last week’s unfortunate incident, the cease order from DEP was expected under the circumstances. We are working and cooperating with DEP in our investigation and look forward to its resolution.

“Idling of the two rigs will have no material impact on our future results of operations.”

About Forbes Energy

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi, Pennsylvania and Mexico.

Forward-Looking Statements

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: further action by the Pennsylvania Department of Environmental Protection; supply and demand for oilfield services and the level of oil and natural gas prices; the continued uncertainty in the global financial markets and its effect on domestic spending in the oil and natural gas industry; the Company’s ability to maintain or improve pricing on its core services; the potential for excess capacity in the industry; competition and the ability to obtain additional cash resources through a financing or other permitted transaction. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “Form 10-K”), which was filed today, as well as other filings the Company has made with the Securities and Exchange Commission.

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